APTUS, CORP.

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION

         Pursuant to Section 242 of the Delaware Corporation Law (the "DGCL"), Aptus, Corp., a Delaware corporation (the "Corporation"), hereby certifies as follows:

         1. The Certificate of Incorporation of the Corporation is hereby amended in the following manner:

                  Article Five of the Corporation's Certificate of Incorporation is hereby amended so the said Article Five will hereafter read as follows:


                                  ARTICLE FIVE

                                     SHARES

         The total number of shares of stock which the Corporation shall have authority to issue is 270,000,000 shares, consisting of 250,000,000 shares of Common Stock having a par value of $.001 per share, and 10,000,000 shares of Class A Preferred Stock having a par value of $.001 per share and 10,000,000 shares of Class B Preferred Stock having a par value of $.001 per share.

         The Board of Directors is authorized to provide for the issuance of the shares of Preferred Stock in series and, by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

               A. The number of shares constituting that series and the distinctive designation of that series;

               B. The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on share of that series;

               C. Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

               D. Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

               E. Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

               F. Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

               G. The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

               H. Any other relative rights, preferences and limitations of that series.

2. In accordance with Section 141 of the DGCL, the Board of Directors of the Corporation has duly adopted resolutions setting forth said amendment, declaring said amendment to be advisable and in the best interests of the Corporation and calling for the submission of said amendment to the stockholders of the Corporation for consideration thereof.

3. In accordance with Section 228(a) of the DGCL, the stockholders of the Corporation have duly adopted said amendment.


      IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed as the 15th day of December 2003.



                                            Aptus, Corp.



                             By:/s/ M/ Carroll Benton
                             ------------------------
                             M. Carroll Benton
                             Secretary and Treasurer